EXHIBIT 10.1
EXECUTIVE COMPENSATION SUMMARY
          Base Salary. The following table sets forth the 2006 and 2005 annual base salary levels of the individuals listed as the “named executive officers” in the proxy statement of United Dominion Realty Trust, Inc. (the “Company”) for the Company’s Annual Meeting of Stockholders held on May 3, 2005, and who are expected to be listed as the “named executive officers” in the Company’s proxy statement for the Annual Meeting of Stockholders to be held in 2006:

Name and Principal Position	Year	Base Salary
Thomas W. Toomey	2006	$450,000
Chief Executive Officer and President	2005	$450,000

W. Mark Wallis	2006	$330,000
Senior Executive Vice President	2005	$260,000

Christopher D. Genry	2006	$260,000
Executive Vice President—Corporate	2005	$260,000
Strategy and Chief Financial Officer

Martha R. Carlin	2006	$250,000
Executive Vice President,	2005	$232,115
Director of Property Operations

Richard A. Giannotti	2006	$210,000
Executive Vice President—Asset Quality	2005	$200,000
          Annual Incentive Compensation. Annual incentive compensation (bonuses) is tied to our performance and the degree to which our executives’ individual objectives are achieved. Annual incentive compensation is designed to bring our executives’ total compensation to approximately equal to industry averages when performance objectives are met and to the upper percentile when performance is superior. The primary corporate objectives considered in determining annual incentive compensation for our executive officers are: (1) growth in funds from operations per share, or FFO, (2) our total return to common stockholders compared to our REIT peer group, (3) our balance sheet strength and flexibility, (4) growth of dividend, (5) operating results, and (6) key company objectives. The following table sets forth information regarding annual incentive compensation for our named executive officers for 2005 and 2004:

Name	Year	Bonus
Thomas W. Toomey	2005	$850,000	(1)
	2004	$1,250,000	(2)

W. Mark Wallis	2005	$1,000,000	(1)
	2004	$550,000	(2)

Christopher D. Genry	2005	$300,000	(1)
	2004	$550,000	(2)

Martha R. Carlin	2005	$450,000	(1)
	2004	$420,000	(2)

Richard A. Giannotti	2005	$225,000	(1)
	2004	$155,000	(2)

(1)	Mr. Toomey received $850,000, Mr. Wallis received $150,000, Mr. Genry received $50,000, and Ms. Carlin received $100,000 of their 2005 bonus in the form of a grant of 33,770, 5,959, 1,986 and 3,973 shares, respectively, of restricted common stock at a price of $25.17 per share on the date of grant. Mr. Toomey’s restricted common stock vests on February 15, 2010. The other named executive officers’ shares vest pro rata over a four-year period ending February 15, 2010. The grants of restricted common stock to our named executive officers as described herein were made under our 1999 Long-Term Incentive Plan. Distributions are paid on the restricted common stock at the same rate as on unrestricted common stock.

(2)	Mr. Toomey received $1,000,000, Mr. Wallis received $200,000, Mr. Genry received $200,000, and Ms. Carlin received $120,000 of their 2004 bonus in the form of a grant of 44,743, 8,949, 8,949, and 5,369 shares, respectively, of restricted common stock at a price of $22.35 per share on the date of grant. Mr. Toomey’s restricted common stock vests on February 18, 2009. The other named executive officers’ shares vest pro rata over a four-year period ending February 18, 2009. The grants of restricted common stock to our named executive officers as described herein were made under our 1999 Long-Term Incentive Plan. Distributions are paid on the restricted common stock at the same rate as on unrestricted common stock.
          Long-Term Incentive Compensation. Long-term incentive compensation is targeted to be approximately equal to industry averages when performance objectives are met and to be above industry averages when the long-term performance of our common stock is above average. For 2005, the components of our long-term incentive compensation were the PARS Program under our 1999 Long-Term Incentive Plan and the Series C Out-Performance Program. The Compensation Committee determines long-term incentive compensation in consultation with its independent consultant and our Chief Executive Officer.
     PARS Program. As part of our long-term incentive compensation, executive officers are eligible to receive grants of Performance Contingent Stock Awards, or “PARS,” under our 1999 Long-Term Incentive Plan. An executive may be awarded a number of shares of common stock, or “Initial Shares,” with a target grant date value equal to a percentage of the executive’s base salary. The shares of common stock may be adjusted, upward or downward (referred to herein as the “Additional Shares”), based upon the Company’s performance against selected peer companies in the REIT industry during the performance period. In 2005, the actual number of shares earned could range from

0% to 167% of the target award level depending upon the performance of the Company during the performance period. The target award level is set by the Compensation Committee, in consultation with our CEO, each year and compares the Company’s performance to the relative performance of selected peer companies in the REIT industry during the performance period. Executives are paid dividends on the Initial Shares during the performance period. Subject to the participant’s continued employment with the Company, the Initial Shares and Additional Shares, if applicable, vest pro rata over four years from the date the Compensation Committee determines the actual awards. For 2005, the Compensation Committee determined the actual awards in the following table, which are 75% of the target award level.

Name	PARS
Thomas W. Toomey	28,014
W. Mark Wallis	14,007
Christopher D. Genry	14,007
Martha R. Carlin	10,116
Richard A. Giannotti	9,338
          Series C Out-Performance Program. At our Annual Meeting of Stockholders held on May 3, 2005, our stockholders approved our New Out-Performance Program, which includes the Series C Out-Performance Program. The Series C Out-Performance Program is designed to provide participants with the possibility of substantial returns on their investment if the total return on our common stock exceeds targeted levels, while putting the participants’ investment at risk if those levels are not exceeded. The membership units have the following features:
•	They represent equity in United Dominion Realty, L.P., or “UDR LP.” UDR LP has outstanding an aggregate of 750,000 of its Class III Out-Performance Partnership Shares that it sold to UDR Out-Performance III, LLC , or the “Series C LLC”. The Series C LLC is a limited liability company formed and owned by the holders of the membership units and governed by a board of managers consisting of Messrs. Grove, Larson, Toomey and Wallis. The membership units were sold at a cash price of $1.00 per unit to the purchasers.

•	The purchase price for the membership units was determined by the Compensation Committee based on the advice of an independent valuation expert.

•	If a holder of membership units leaves our employ prior to the completion of the performance period and the vesting of the membership units, the Series C LLC has the right, but not the obligation, to repurchase the membership units for the initial price paid by the purchaser. Should the Series C LLC choose to resell those membership units, the purchase price will be determined by the Compensation Committee based upon the advice of an independent valuation expert.

•	The membership units will have no value unless the cumulative total return on our common stock for the 36-month period from June 1, 2005 to May 30, 2008 is at least the equivalent of a 36% total return or 12% annualized.
          If the cumulative total return on our common stock satisfies the above performance criteria at the conclusion of the measurement period, the holders of the membership units will receive distributions and allocations of income and loss from UDR LP based on the number of membership units in the Series C LLC. If on the Valuation Date the cumulative total return on our common stock does not satisfy the performance criteria, the holders of the membership units will forfeit their initial investment.
          The Series C LLC currently has outstanding a total of 712,500 of its membership units held by members of our senior management and has 37,500 units currently available for issuance. The following table sets forth information regarding membership units that have been sold to our named executive officers in 2005 in accordance with our Series C Out-Performance Program:

Name	Number of Units
Thomas W. Toomey	225,000
W. Mark Wallis	75,000
Christopher D. Genry	45,000
Martha R. Carlin	45,000
Richard A. Giannotti	75,000
          During fiscal 2006, our Board of Directors approved the Series D Out-Performance Program, in accordance with the New Out-Performance Program approved by our stockholders at our 2005 Annual Meeting of Stockholders. The Series D Out-Performance Program will generally have the same features as our Series C Out-Performance Program discussed above and is described in more detail in Exhibit 10.2 to our Current Report on Form 8-K dated February 9, 2006 and filed with the Securities and Exchange Commission on February 15, 2006 (Commission File No. 1-10524).
          A copy of our 1999 Long-Term Incentive Plan, and the form of restricted stock award thereunder, are attached as Exhibits 99.5 and 99.6, respectively, to our Current Report on Form 8-K dated December 31, 2004 and filed with the Securities and Exchange Commission on January 11, 2005 (Commission File No. 1-10524). Descriptions of our New Out-Performance Program and our Series C Out-Performance

Program are attached as Exhibits 10.01 and 10.02, respectively, to our Current Report on Form 8-K dated May 3, 2005 and filed with the Securities and Exchange Commission on May 9, 2005 (Commission File No. 1-10524).
          Other Compensation. In 2005, Mr. Genry, Ms. Carlin and Mr. Giannotti received non-discretionary 401(k) matching contributions made by us under our Profit Sharing Plan in the amount of $6,300, $2,853 and $6,300, respectively. In addition, Mr. Giannotti received $45,000 as a bonus for the completion of a rehabilitation project on one of our communities.